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                                                                   Exhibit 99.1
                                                                   ------------

Press Release

Westborough Financial Services, Inc. Reports Results for Three-months ended December 31, 2006

WESTBOROUGH, Mass.--(BUSINESS WIRE)--February 8, 2007 --Westborough Financial Services, Inc., (the "Company") (OTCBB: WFSM.OB) the holding company for The Westborough Bank (the "Bank"), reported a loss per share (dilutive) for three-months ended December 31, 2006 of $0.29 on a net loss of $459 thousand, as compared to earnings of $0.06 per share (dilutive) on net income of $90 thousand for three-months ended December 31, 2005. For three-months ended December 31, 2006, net income declined by $549 thousand as compared to three-months ended December 31, 2005, which is primarily attributed to a decrease in the Company's net interest margin, resulting from the effects of an inverted yield curve, and an increase in expenses due to the pending merger with Hudson Savings Bank. The Company's return on average assets was negative 0.62% for three-months ended December 31, 2006 as compared to 0.12% for three-months ended December 31, 2005 and the Company's return on average stockholders' equity was negative 6.48% for three-months ended December 31, 2006 as compared to 1.26% for three-months ended December 31, 2005.

      For three-months ended December 31, 2006, net interest income declined by $268 thousand, or 13.6%, to $1.7 million as compared to $2.0 million for three-months ended December 31, 2005. During 2006, the Bank experienced the effects of an inverted yield curve, where short-term interest rates were higher than longer-term interest rates. As the Federal Reserve Open Market Committee increased short-term rates during the year, the interest rates paid to interest-bearing deposit customers increased. As a result of these changes, the net interest rate spread, which represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities, declined by 0.46%, to 2.05% for three-months ended December 31, 2006 as compared to 2.51% for three-months ended December 31, 2005. Primarily due to an increase in the rate of interest earned on home-equity lines of credit and commerical loans, the yield on average interest-earning assets increased by 0.31%, to 5.33% for three-months ended December 31, 2006 from 5.02% for three-months ended December 31, 2005. However, the cost of average interest-bearing liabilities increased by 0.77%, to 3.28% for three-months ended December 31, 2006 from 2.52% for three-months ended December 31, 2005 and primarily reflects higher interest rates paid on certificates of deposits, and Federal Home Loan Bank ("FHLB") advances, as well as a migration into higher cost money market and certificates of deposits and increased FHLB advances. The inversion of the yield curve challenged the Bank by limiting investment opportunities and returns. Compression of the net interest rate spread can be expected to result in lower net interest income, and possibly losses, until such time as the yield curve returns to a more normal, upward slope.

      Other income increased by 8.6%, or $22 thousand to $278 thousand, for three-months ended December 31, 2006 from $256 thousand for three-months ended December 31, 2005, primarily as a result of an increase in miscellaneous income, offset to a lesser extent by a decrease in customer service fees. Miscellaneous income increased by 83.6%, or $51 thousand to $112 thousand, for three-months ended December 31, 2006 from $61 thousand for three-months ended December 31, 2005, primarily due to an increase in cash surrender value on Bank Owned Life Insurance policies ("BOLI"). Customer service fees decreased by $30 thousand, or 15.4%, to $165 thousand for three-months ended December 31, 2006 from $195 thousand for three-months ended December 31, 2005 due primarily to the receipt of prepayment fees on commercial loans during 2005.

      Operating expenses increased by $385 thousand, or 18.3%, to $2.5 million for three-months ended December 31, 2006. The primary reasons for the increase in operating expenses were due to expenses associated with the pending merger with Hudson Savings Bank, offset to a lesser extent by a decrease in other general and administrative expenses. Salaries and employee benefits increased by $247 thousand, or 21.2% to $1.4 million for three-months ended December 31, 2006 due to a bonus payment made to a senior executive and increases in director benefit expenses, offset to a lesser extent by an increase in the cash surrender value on supplemental executive retirement agreements for three senior executives. Professional fees increased by $186 thousand to $302 thousand for three-months ended December 31, 2006 from $116 thousand for three-months ended December 31, 2005, primarily due to legal and other expenses related to the pending merger with Hudson Savings Bank. Occupancy and equipment expenses increased by $13 thousand, or 4.8%, primarily due to depreciation related to the completion of building improvements to our Main Office and Northborough branch locations during 2006. Other general and administrative expenses declined by 17.5%, or $57 thousand for three-months ended December 31, 2006, resulting from an employee opinion survey and expenses related to the decline in mortgage lending activity.
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      The Company's total assets decreased by $442 thousand, or 0.1%, to $300.5 million at December 31, 2006 from $301.0 million at September 30, 2006.
Deposits decreased by $2.8 million, or 1.3%, to $208.5 million from $211.3 million, primarily in regular savings, longer-term certificates of deposit and business checking accounts. Federal Home Loan Bank advances increased by $2.5 million, or 4.3%, to $60.0 million at December 31, 2006 from $57.5 million at September 30, 2006. The increase in borrowings was used primarily to fund commercial loan growth. Loans, net of allowance for loan losses, increased by $1.3 million, or 0.6%, to $211.0 million at December 31, 2006 as compared to $209.7 million at September 30, 2006 primarily as a result of net new commercial loan growth. Cash and cash equivalent balances increased by $7.0 million, or 84.0%, to $15.3 million at December 31, 2006 from $8.3 million at September 30, 2006 and such funds were invested in the securities portfolio and reflect higher levels of short-term investments in overnight federal funds.

      Total stockholders' equity decreased by $216 thousand, to $28.2 million at December 31, 2006. Stockholders' equity decreased by the net period loss of $459 thousand and the payment of $96 thousand in dividends to shareholders, however it was partially offset by $255 thousand from the exercise of stock options and a $77 thousand increase in the after-tax market value of securities available for sale. The Company's securities available for sale consist primarily of interest-rate sensitive securities, whose market values change inversely with changes in market interest rates. For each three-months ended December 31, 2006 and December 31, 2005, the Company paid a dividend of $0.06 per share.

      Joseph F. MacDonough, President and CEO of the Company, commenting on the Company's performance stated that: "the decision of the Federal Reserve to maintain interest rates at current levels will mean continued pressure on net interest margins over the next few months."

      The Bank was founded in 1869 as a Massachusetts chartered mutual savings bank and was reorganized into a two-tiered mutual holding company structure on February 15, 2000. The Bank is a community and customer-oriented, full-service financial institution offering traditional deposit products, residential and commercial real estate mortgage loans, electronic and Internet-based services as well as consumer and commercial loans. The Bank currently operates four full-service banking offices located in the towns of Westborough, Northborough and Shrewsbury, Massachusetts. The Bank also operates a non-public, self-contained office at the Willows, a retirement community located in Westborough. Together, these offices serve the Bank's primary market area consisting of Westborough, Northborough, Shrewsbury, Grafton, Southborough and Hopkinton, Massachusetts.

      Statements contained in this news release, which are not historical facts, are forward-looking statements that are defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission. The Company and the Bank do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

For further information contact:
John L. Casagrande
Senior Vice President and Treasurer
Westborough Financial Services, Inc.
100 East Main Street
Westborough, MA 01581
508-366-4111
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Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data

                                                                at
                                                   ----------------------------
                                                   December 31,   September 30,
                                                          2006             2006
                                                   ------------   -------------
Consolidated Balance Sheet Data ($ in thousands)            (unaudited)

Total assets                                           $300,525        $300,967
Loans, net                                              211,018         209,744
Investment securities                                    56,876          65,818
Total deposits                                          208,479         211,277
Federal Home Loan Bank advances                          60,000          57,500
Stockholders' equity                                     28,167          28,383
Allowance for loan losses                                   810             780
Non-accrual loans                                         1,059             416
Non-performing assets                                     1,059             416

Consolidated Statement of Operations                        Three-months ended
                                                          ---------------------
($ in thousands, except per share data)                    12/31/06    12/31/05
                                                          ---------   ---------
                                                               (unaudited)

Total interest and dividend income                           $3,709      $3,489
Total interest expense                                        2,008       1,520
                                                          ---------   ---------
  Net interest income                                         1,701       1,969
Provision for loan losses                                        30           0
                                                          ---------   ---------
  Net interest income, after provision
   for loan losses                                            1,671       1,969
                                                          ---------   ---------
Customer service fees                                           165         195
Gain on sales and calls of securities, net                        1           0
Miscellaneous                                                   112          61
                                                          ---------   ---------
  Total other income                                            278         256
                                                          ---------   ---------
Total operating expenses                                      2,494       2,109
                                                          ---------   ---------
Income (loss) before provision (benefit)
 for income taxes                                              (545)        116
Provision (benefit) for income taxes                            (86)         26
                                                          ---------   ---------
Net (loss) income                                             $(459)        $90
                                                          ---------   ---------

Basic number of weighted average shares outstanding       1,569,272   1,560,379

Dilutive number of weighted average shares outstanding    1,569,272   1,575,665
Basic (loss) earnings per share                              $(0.29)      $0.06
Dilutive (loss) earnings per share                           $(0.29)      $0.06
Dividends declared per share                                  $0.06       $0.06
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                                                            Three-months ended
                                                           --------------------
Performance Ratios:                                        12/31/06    12/31/05
                                                           --------    --------
                                                                (unaudited)
Return (loss) on average assets                              -0.62%       0.12%
Return (loss) on average stockholders' equity                -6.48%       1.26%
Average stockholders' equity to average assets                9.49%       9.65%
Net interest rate spread (1)                                  2.05%       2.51%
Net interest margin (2)                                       2.44%       2.84%
Operating expenses as a percent of average assets             3.34%       2.84%
Average interest-earning assets to average
 interest-bearing liabilities                               113.82%     115.05%
Efficiency ratio (3)                                        126.09%      94.79%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3) Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.

                                                                at
                                                   ----------------------------
Asset Quality Ratios:                              December 31,   September 30,
                                                       2006            2006
                                                   ------------   -------------
                                                            (unaudited)
Non-performing loans as a percent of loans                0.50%           0.20%
Non-performing assets as a percent of total assets        0.35%           0.14%
Allowance for loan losses as a percent of
 total loans                                              0.38%           0.37%

Capital Ratio and other data:
Equity to assets at end of period                         9.37%           9.43%
Number of shares outstanding at end of period         1,608,774       1,595,774

Number of:
Full-service offices                                          4               4
Full-time equivalent employees                               68              69